UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2019 (April 19, 2019)

LAREDO PETROLEUM, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35380	45-3007926
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 W. Sixth Street, Suite 900, Tulsa, Oklahoma	74119
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (918) 513-4570

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On April 24, 2019, the board of directors (the "Board") of Laredo Petroleum, Inc. ("Laredo" or the "Company") announced the appointment of Mikell J. ("Jason") Pigott as President of the Company, effective as of May 28, 2019. The Board also appointed Mr. Pigott to become a member of the Board, effective May 28, 2019, and to hold office until the 2020 annual meeting of stockholders or until his successor has been duly elected and qualified. As part of the Company's comprehensive succession planning process, Mr. Pigott will succeed Randy A. Foutch, as the Company's Chief Executive Officer during the fourth quarter of 2019.
Mr. Pigott, age 45, has over 20 years' experience in the energy exploration and production industry and most recently served as Executive Vice President—Operations and Technical Services of Chesapeake Energy Corporation ("Chesapeake") from August 2016 to April 2019 where he oversaw a drilling, completion and facilities budget that exceeded $2.0 billion annually while also leading the digital operations, supply chain and land efforts. Previously, he served as Chesapeake's Executive Vice President—Operations, Southern Division since January 2015 and Senior Vice President—Operations, Southern Division since August 2013. Before joining Chesapeake, Mr. Pigott served in various positions of increasing responsibility at Anadarko Petroleum Corporation, focused primarily on onshore unconventional play development in the Eagle Ford Shale, Haynesville Shale, Delaware Basin and various tight-sand plays in East Texas. Mr. Pigott received his Bachelor of Science in Petroleum Engineering from Texas A&M University in 1997, and his Master of Business Administration from the University of North Carolina, Kenan-Flagler School of Business in 2018.
In connection with his appointment, on April 19, 2019, Mr. Pigott delivered his signed offer letter (the "Offer Letter") to the Company. The Offer Letter provides for an annual base salary of $720,000 and a short-term incentive cash target and long-term incentive equity grant target (both as a percentage of base salary) of 110% and 485%, respectively. The Offer Letter states that Mr. Pigott will receive a long-term incentive equity grant for 2019 during the first month of his employment with the Company. The Offer Letter also provides for (i) a one-time new hire restricted stock award equal to $1,000,000, vesting in equal installments over a three-year period, (ii) a one-time grant of "outperformance share units" (described below) and (iii) a one-time cash signing bonus of $1,250,000, with the full amount recoverable by the Company in the event Mr. Pigott leaves within his first year of employment, and half recoverable in the event Mr. Pigott leaves the Company within his second year of employment. The outperformance share units (the "units") provided under the Offer Letter provide Mr. Pigott with the opportunity to earn up to 1,000,000 shares of Company stock, based on absolute stock price performance over a three-year period. If earned, one third of the units will be converted into Company stock at the conclusion of the three-year performance period, one third will be converted into Company stock 12 months following the conclusion of the three-year performance period and one third will be converted into Company stock 24 months following the conclusion of the three-year performance period.
In addition, Mr. Pigott is eligible to receive relocation benefits in accordance with the Company's current relocation policy and will participate in the Company's compensation and benefits plans, including the Company's change-in control and severance plans, in which the Company's named executive officers participate, as described in the Company's most recent proxy statement filed with the Securities and Exchange Commission. As an employee of the Company, Mr. Pigott will not receive any additional compensation for serving on the Board.
Item 7.01. Regulation FD Disclosure.
On April 24, 2019, the Company issued a press release announcing the organizational changes referenced herein. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information furnished under Item 7.01 of this Current Report on Form 8-K and the exhibit attached hereto are deemed to be "furnished" and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(d)  Exhibits.

Exhibit Number	Description
99.1	Press release dated April 24, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO PETROLEUM, INC.

Dated: April 24, 2019	By:	/s/ Mark D. Denny
Mark D. Denny
Senior Vice President and General Counsel